Exhibit (d)(4)

EXECUTION COPY

EQUITY COMMITMENT LETTER

May 17, 2012

Peter Hanelt, Chairman
Special Committee of the Board of Directors
BIDZ.com, Inc.
3562 Eastham Drive
Culver City, California 90232

Glendon Group, Inc.
2425 Colorado Boulevard
Suite B-205
Santa Monica, California 90404

Attn: Kia Jam

Re:                             Equity Financing Commitment

Ladies and Gentlemen:

This letter agreement sets forth the commitment of Weston Capital Management LLC and Weston Capital Partners Master Fund III LTD (collectively, the “Investors”), subject to the terms and conditions hereof, to purchase equity securities of Glendon Group, Inc., a Delaware corporation (“Parent”).  It is contemplated that pursuant to the Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), to be entered into by and among BIDZ.com, Inc., a Delaware corporation (the “Company”), Parent, and Bidz Acquisition Company, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Acquisition Sub”), Acquisition Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent.  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

1.                                      Commitment.

(a)                                 Upon the terms and subject to the conditions set forth herein, the Investors hereby jointly and severally commit to purchase equity interests of Parent at or prior to the Closing for an aggregate purchase price of $9 million in cash (the “Commitment”), with such funds to be used solely for the purpose of allowing Parent and Acquisition Sub (i) to fund the Merger Consideration and any other amounts payable by Parent, Acquisition Sub or the Surviving Corporation pursuant to the Merger Agreement and, (ii) to the extent of any remaining proceeds of the Commitment, to pay related fees and expenses upon the consummation of the Merger.  The Investors may effect the purchase of equity securities of Parent (and thereby fund the Commitment) directly or indirectly through one or more Affiliates of the Investors; provided, that no such alternative funding election shall affect or replace the joint and several obligations of the Investors to fund the Commitment hereunder to the extent any such Affiliate does not timely and fully fund any portion of the Commitment.  The amount of the Commitment may be reduced by the Investors on or prior to the Closing Date, but only to the extent that Parent and Acquisition Sub do not require the full amount of the Commitment to fund the payment of the Merger Consideration and any other payments payable by or on behalf of Parent, Acquisition Sub or the Surviving Corporation as and when required under the Merger Agreement.  Each Investor hereby confirms that no approval of any Person that has not already been obtained is required for such Investor to fulfill its obligations hereunder.

(b)                                 The Investors’ obligation under this letter agreement to fund the Commitment is subject only to (i) the satisfaction or waiver by Parent of each condition to Parent’s and Acquisition Sub’s obligations to consummate the Merger set forth in Article 7 of the Merger Agreement (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the prior or substantially concurrent satisfaction of such conditions, and other than any such conditions the failure of which to be satisfied results from the breach by Parent or Acquisition Sub of any of their respective obligations under the Merger Agreement), and (ii) the execution and delivery of the Merger Agreement by the Company.

(c)                                  The obligation of the Investors to fund, or cause the funding of, the Commitment shall automatically and immediately terminate upon the valid termination of the Merger Agreement, other than as a result of a breach or failure to perform by Parent or Acquisition Sub.

(d)                                 The obligations of the Investors under this letter agreement to fund, or to cause the funding of, the Commitment in accordance with this Section 1 shall, to the fullest extent permitted by Applicable Law, be absolute and unconditional and shall not be released or discharged in whole or in part, or otherwise affected, irrespective of: (i) any change in the corporate existence, structure or ownership of Parent, Acquisition Sub, any Investor, or any other Person interested in the transactions contemplated by the Merger Agreement, or any insolvency, bankruptcy, winding up, receivership, dissolution, assignment, reorganization or other similar proceeding (each, an “Insolvency Proceeding”) affecting Parent, Acquisition Sub, any Investor or any other Person interested in the transactions contemplated by the Merger Agreement or any of their respective assets, (ii) any rescission, waiver, compromise or other amendment or modification of this Agreement, the Merger Agreement, or any other agreement evidencing, securing, guaranteeing, or otherwise executed in connection with, the Merger Agreement or the Commitment, or any change in the manner, place or terms of payment or performance, (iii) any change or extension of the time, place or manner of payment or performance of, or renewal of, the Commitment, any escrow arrangement or other security therefor or guarantee thereof, or any amendment or waiver of or any consent to any departure from the terms of the Merger Agreement or any other documents entered into in connection therewith, (iv) the addition, substitution or release of any other Person interested in the transactions contemplated by the Merger Agreement, (v) any lack of validity or enforceability of the Merger Agreement, or any other agreement or instrument relating thereto, other than by reason of fraud or intentional misrepresentation by the Company, (vi) the existence of any claim, set-off or other right that any Investor may have at any time against Parent, Acquisition Sub or the Company, whether in connection with the Commitment, the Merger Agreement, or otherwise, or (vi) the failure of the Company to assert any claim or demand or to enforce any right or remedy against Parent, Acquisition Sub, any Investor or any other Person interested in the transactions contemplated by the Merger Agreement.

2.                                      Guarantee.

Concurrently with the execution and delivery hereof, the Investors are executing and delivering a joint and several guarantee (the “Guarantee”) in favor of the Company, pursuant to which the Investors have agreed to guarantee the due and punctual observance, performance and discharge of all payment obligations or liabilities of Parent and/or Acquisition Sub arising under the Merger Agreement (the “Obligations”), including, without limitation, any payment obligation or liabilities of Parent or Acquisition Sub resulting from or arising out of the breach or non-performance of any representation, warranty or covenant contained in the Merger Agreement by Parent, Acquisition Sub or any Representative of Parent or Acquisition Sub.  The Guarantee shall not be affected by, and shall remain in full force and effect notwithstanding, the execution and delivery hereof or any breach or termination hereof.

3.                                      Limited Recourse.

Notwithstanding anything that may be expressed or implied in this letter agreement or any document or instrument delivered in connection herewith, each party hereto, by its acceptance of the benefits hereof, covenants, agrees and acknowledges that this letter agreement may only be enforced by (i) Parent and Acquisition Sub and/or (ii) by the Company; provided, that in the absence of fraud by any Investor or Investor Affiliate, none of Parent, Acquisition Sub or the Company shall be entitled to sue to compel the funding of the Commitment by any Investor Affiliate itself, whether by or through attempted piercing of the corporate veil or equivalent legal theory, and the right of Parent, Acquisition Sub and/or the Company to enforce this letter agreement shall be limited to (x) Parent’s, Acquisition Sub’s and the Company’s respective rights to seek and obtain specific performance of the Investors’ joint and several obligations to fund the Commitment in accordance with the terms hereof, (y) the Company’s right to seek and obtain specific performance of Parent’s obligations to use (and to cause Acquisition Sub and the Surviving Corporation to use)  the proceeds of the Commitment to pay (or enable Acquisition Sub or the Surviving Corporation to pay) the Merger Consideration and any other amounts payable by Parent or Acquisition Sub or the Surviving Corporation under the Merger Agreement, and (z) the Company’s rights to bring claims against Parent and Acquisition Sub to enforce the Merger Agreement, to the extent any breach hereof is related to or causes the failure of Parent or Acquisition Sub to comply with their respective obligations under the Merger Agreement;  provided, that in the event an Investor (i) consolidates with or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or a substantial portion of its properties and other assets to any Person, Parent, Acquisition Sub and/or the Company may enforce this letter agreement and seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any statute, regulation or other applicable Law, against such continuing or surviving entity or such transferee Person (in either case, a “Successor Entity”), as the case may be, but only to the extent of the liability of such Investor hereunder and subject to the limitations herein; provided, further, that the foregoing limitation shall not limit the right of Parent, Acquisition Sub and/or the Company to seek to compel any Investor to specifically perform its obligations hereunder by calling for capital or otherwise raising capital in any means permitted or contemplated by such Investor’s organizational or governing documents or other agreements, even if such capital would be funded by a Person which otherwise would qualify as an Investor Affiliate.  For purposes of this Section, but subject to the foregoing, the term “Investor Affiliate” means (i) any general or limited partner, stockholder, holder of any equity, partnership or limited liability company interest, officer, member, manager, director, employee, agent, controlling person, or Affiliate of any Investor (provided, that in no event shall any Investor itself be deemed to be an Investor Affiliate, regardless of any Affiliate or other relationship it may have with the other Investor or any other Person).

4.                                      Application of Funds.

The Investors hereby jointly and severally covenant and agree to cause Parent and Acquisition Sub to, and Parent and Acquisition Sub hereby independently covenant and agree to, apply the full amount of the Commitment funded hereunder to satisfy in full Parent’s and Acquisition Sub’s obligations to pay the Merger Consideration and the other amounts payable by Parent or Acquisition Sub or the Surviving Corporation under and in accordance with the Merger Agreement, until all such amounts are paid in full.  In connection therewith, each Investor hereby jointly and severally represents and warrants to, and with respect to clause (e) agrees with, Parent, Acquisition Sub and the Company as of the date hereof and as of the Closing Date, that:

(a)                                 Each Investor has the full right, power and authority required to enter into this letter agreement and to timely and fully perform its obligations as contemplated by this letter agreement in accordance with its terms, including funding the Commitment as and when due;

(b)                                 there is not in existence any document, agreement, arrangement or understanding to which any Investor, Parent, Acquisition Sub or any Investor Affiliate is a party or is or may be bound which could prejudice or materially delay (i) Parent’s or Acquisition Sub’s ability to timely and fully pay or procure payment of the amounts payable by them pursuant to the Merger Agreement with the proceeds of the Commitment or (ii) such Investor’s ability to timely and fully fund the Commitment in accordance with this letter agreement;

(c)                                  all consents, approvals, authorizations, permits of, filings with and notifications to, any Person (including any Governmental Authority) necessary for the due execution, delivery of and performance of this letter agreement by each Investor have been obtained or made and all conditions therefor have been duly complied with, and no other action by, and, no notice to or filing with, any Person (including any Governmental Authority) is required in connection with the Investors’ execution, delivery and performance of their obligations under this letter agreement;

(d)                                 the execution, delivery and performance of this letter agreement, including making and funding the Commitment, are permitted by, and will not result in any Investor being in breach of, any investment or other restriction or any obligation contained in its limited partnership or limited liability company agreements or other applicable organizational or governing documents, or any Contract, Applicable Law, or Order;

(e)                                  (i) no Investor nor its Affiliates or Representatives will cause or permit Parent or Acquisition Sub to file for any voluntary Insolvency Proceeding, (ii) each Investor will take all necessary actions so that Parent and Acquisition Sub do not file for any voluntary Insolvency Proceeding, and (iii) each Investor will use reasonable efforts to oppose any involuntary Insolvency Proceeding, in each case with respect to Parent or Acquisition Sub (for the avoidance of doubt, in no event shall such efforts include the obligation to provide or expend funds that are not otherwise required to be provided or expended pursuant to this letter agreement);

(f)                                   each Investor has all requisite power and authority to execute and deliver this letter agreement; all action on the part of each Investor necessary for the authorization, execution, delivery and performance of this letter agreement has been taken; and this letter agreement, when executed and delivered by each respective Investor, constitutes a valid and legally binding obligation of such Investor;

(g)                                  each Investor has the financial capacity to timely and fully pay and perform its obligations under this letter agreement, and all funds necessary for such Investor to fulfill its obligations under this letter agreement shall be available to such Investor for so long as this letter agreement shall remain in effect; and

(h)                                 assuming (i) satisfaction or valid waiver (to the extent permitted under the Merger Agreement) of the conditions to Parent’s and Acquisition Sub’s obligation to consummate the Merger, (ii) payment of all amounts required to be paid by the respective parties in connection with or as a result of the consummation of the transactions contemplated by the Merger Agreement, and (iii) payment of all related fees and expenses of the respective parties relating to the transactions contemplated by this Agreement, each of Parent and the Surviving Corporation and its Subsidiaries, individually and taken as a whole, will be Solvent both as of the Effective Time and immediately after (and after giving effect to) the consummation of the transactions contemplated by the Agreement and this Agreement (including the funding and disbursement of the Commitment) and the payment of all amounts described in clauses (ii) and (iii) above.

5.                                      Intended Parties.

This letter agreement is intended to be for the benefit of Parent, Acquisition Sub and the Company and is not intended to, nor does it, confer any benefits on, or create any rights or remedies in favor of, any Person other than Parent, Acquisition Sub and the Company. This letter agreement may only be enforced (x) subject to the limitations in Section 3 of this letter agreement, by the Company or (y) by Parent at the direction of its equity holders in a manner agreed by its equity holders or as otherwise required pursuant to an order of specific performance obtained pursuant to the terms of the Merger Agreement or this letter agreement.  In no event shall any of Parent’s or Acquisition Sub’s creditors (other than the Company) have any right to enforce this letter agreement or to cause Parent or Acquisition Sub to enforce this letter agreement.  For the avoidance of doubt, the Commitment is intended to be funded to Parent to allow for the payment of the Merger Consideration and other amounts payable by Parent, Acquisition Sub and the Surviving Corporation pursuant to the Merger Agreement, and in the absence of any Order requiring the same, under no circumstances will the Company be entitled to require the Investors to fund, or cause the funding, of the Commitment directly to the Company.

6.                                      Amendments in Writing.

This letter agreement may not be amended or otherwise modified without the prior written consent of Parent, Acquisition Sub, the Investors and the Company.

7.                                      Governing Law and Courts.

THIS LETTER AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS LETTER AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS LETTER AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE.  Each party hereto agrees that it shall bring any action or actions in respect of any claim arising out of or related to this letter agreement or the negotiation, execution or performance of this letter agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this letter agreement) and agrees that all claims in respect of any such action or proceeding shall be heard and determined exclusively in the Delaware Court of Chancery (or, if (but only if) the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any Federal court sitting in the State of Delaware)(the “Chosen Courts”), and solely in connection with claims arising out of or related to this letter agreement, irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction of the Chosen Courts, (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this letter agreement or the negotiation, execution or performance of this letter agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this letter agreement) in the Chosen Courts, (iii) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such court, (iv) agrees that a final judgment in any such suit may be entered on the judgment of the Chosen Court or in any other manner provided by Law, and (v) agrees that service of process upon such party in any such action or actions shall be effective if notice is given in accordance with the provisions of the Merger Agreement (it being understood that any notice to an Investor shall be delivered in the same manner as a notice to Parent or Acquisition Sub as set forth therein).  Notwithstanding the foregoing, any action for recognition or enforcement of any judgment of a Chosen Court may be brought by any party hereto in any court of competent jurisdiction, not just a Chosen Court.  Each party hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this letter agreement or the actions of the Company, the Investors, Parent and Acquisition Sub in the negotiation, execution, performance and enforcement of this letter agreement.

8.                                      Remedies.

In the event of any breach or threatened breach of this letter agreement by any party hereto, each other party shall be entitled to seek, in addition to any monetary remedy or damages: (a) an Order requiring specific performance of the party in breach of or threatening breach of this letter agreement; and (b) an injunction restraining such breach or threatened breach.   Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or in equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.   The right of specific enforcement is an integral part of the transactions contemplated by this letter agreement and the Merger Agreement, and each party hereto hereby waives any objections to the grant of the equitable remedy of specific performance (i) to prevent or restrain breaches of this letter agreement by such party (including, without limitation, any objection on the basis that there is an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity), (ii) to specifically enforce the terms and provisions of this letter agreement to prevent breaches or threatened breaches of, and (iii) to enforce compliance with, the covenants and obligations of such party under this letter agreement.  Any party hereto seeking an injunction or injunctions to prevent breaches of this letter agreement and to enforce specifically the terms and provisions of this letter agreement shall not be required to prove damages (or the unavailability or inadequacy of monetary damages) or to provide any bond or other security in connection with such order or injunction.

9.                                      Miscellaneous.

This letter agreement and any signed agreement or instrument entered into in connection with this letter agreement, and any amendments or waivers hereto or thereto, may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument and all such counterparts together constituting the same agreement and, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf’ format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf’ format data file to deliver a signature to this letter agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf’ format data file as a defense to the formation of a contract, and each party hereto forever waives any such defense. The Investors’ obligations under this letter agreement to fund or cause the funding of, the Commitment are subject to the execution and delivery of the Merger Agreement by the Company.  The Investors’ obligation to fund the Commitment may not be assigned without each of the Investors’ and the Company’s prior written consent, and the granting of such consent in a given instance shall be solely in the discretion of the Investors and the Company; provided, that no such assignment (even with consent) shall relieve any Investor of its obligations under this letter agreement (including its obligation to fund the Commitment, to the extent not timely and fully funded by the applicable Commitment assignee(s)).  This letter agreement contains the entire agreement of the parties with respect to the specific subject matter hereof and supersedes all prior discussions, negotiations, proposals, undertakings, arrangements and understandings, whether written or oral, with respect thereto; provided, that the execution and delivery hereof shall not affect the terms of the Merger Agreement, the Guarantee, or any other agreement or instrument executed and delivered by the parties to the Merger Agreement in connection with the transactions contemplated hereby or thereby.

(signature page follows)

IN WITNESS WHEREOF, the undersigned have executed this letter agreement by their respective duly authorized signatories, to be effective as of this 17th day of May, 2012.

WESTON CAPITAL MANAGEMENT LLC

By:	/s/ Albert Hallac

Name: Albert Hallac

Title: Chairman

WESTON CAPITAL PARTNERS MASTER FUND III LTD

By:	/s/ Albert Hallac

Name: Albert Hallac

Title:

GLENDON GROUP, INC.

By:	/s/ Kia Jam

Name: Kia Jam

Title: President

BIDZ ACQUISITION COMPANY, INC.

By:	/s/ Kia Jam

Name: Kia Jam

Title: President

BIDZ.COM, INC.

By:	/s/ Lawrence Y. Kong

Name: Lawrence Y. Kong

Title: Chief Financial Officer

Signature Page to Equity Commitment Letter